UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2008

The Charles Schwab Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  1-9700

Delaware	94-3025021
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

120 Kearny Street, San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 636-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 8, 2008, the Compensation Committee of the Board of Directors of The Charles Schwab Corporation ("CSC") approved compensation for Walter W. Bettinger II, who was appointed to serve as President and Chief Executive Officer of the Corporation, effective October 1, 2008, and for Charles R. Schwab, who will continue to serve as Chairman of the Board after October 1, 2008.

The compensation for Mr. Bettinger will be effective October 1, 2008 and consists of the following:

-        An annual base salary of $900,000;

-        A target annual cash incentive payment of 375% of his base salary;

-        Long-term compensation grant of equity awards valued at $10,000,000 on the date of the grant, which will be October 1, 2008. The award will consist of stock options with a value of $7,000,000 and restricted stock with a value of $3,000,000;

-        Use of a car service for business and commuting purposes; and

-        Continued use of corporate aircraft consistent with company policy.

The stock options will vest 15% on each of the first, second, third, and fourth anniversary of the grant date and 40% on the fifth anniversary of the grant date and have a term of seven years. The number of stock options will be determined by dividing $7,000,000 by the fair value of an option on the date of grant, and the exercise price of the stock options will be the closing price of a share of CSC's common stock on the date of grant. The number of restricted shares will be determined by dividing $3,000,000 by the fair market value of a share of CSC's common stock on the date of grant, which will be determined by the average of the high and low price of a share of CSC's common stock on the date of grant. The restricted shares will vest 25% on the third anniversary of the grant date and 75% on the fourth anniversary of the grant date.

The compensation for Mr. Schwab will be effective October 1, 2008 and consists of the following:

-        An annual base salary of $500,000;

-        A target annual cash incentive payment of 250% of his base salary;

-        Continued provision of a driver and vehicle costs for business and commuting purposes; and

-        Continued provision of security services.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Charles Schwab Corporation

Date: September 12, 2008	By:	/s/ Joseph R. Martinetto
Joseph R. Martinetto
Executive Vice President and Chief Financial Officer